Exhibit 4.1

OFFICE LEASE

Lessor: Fanlunke Supply Chain Management (Shanghai) Co., Ltd. (hereinafter referred to as Party A)

Lessee: NiSun Agricultural Group Co., Ltd. (hereinafter referred to as Party B)

According to the provisions of the Contract Law of the People’s Republic of China, the Shanghai Housing Leasing Regulations (hereinafter referred to as the Regulations) and other laws and regulations, Parties A and B, on the basis of equality, voluntariness, fairness and good faith, have reached an agreement through consultation on the matters that Party B rents the housing that Party A can legally rent.

ARTICLE 1 RENTAL HOUSING

1, The basic situation of the house

House located: 20th-21st floor, No. 55 Loushanguan Road, Changning District, Shanghai

The location of the rental house: 20th floor, electricity and network are arranged for Party B (Note: ensure that the network cable port from the desktop to the computer room is smooth), and Party B is responsible for the specific opening matters.

2, Party A, as the other right holder of the house stipulated by the law, has established a lease relationship with Party B. Before signing this contract, Party A has informed Party B that the house has not been mortgaged. Meanwhile, during the duration of the above lease relationship, Party A is responsible for providing water and electricity, property and an open broadband during the use of the house; Party B declares that it has fully understood the ownership, current situation and surrounding site of the house before signing this contract, and is willing to bear all risks related to the house and the site.

3, The scope, conditions and requirements of the public or shared parts of the house, the existing decoration, auxiliary facilities and equipment conditions, and the contents, standards and relevant matters to be agreed upon by Party A for Party B self-decoration and additional auxiliary facilities shall be listed by Party A and Party B respectively in Appendix I of this contract.

ARTICLE 2 PURPOSE OF LEASE

1, Party B promises Party A to rent the house for office use and abide by the laws and regulations of the state and the city on house use and property management.

2, Party B guarantees that it will not change the use purpose as agreed above without the written consent of Party A and the approval of relevant departments as required.

ARTICLE 3 DELIVERY DATE AND LEASE TERM

1, Party A and Party B agreed that the lease period of the house shall be from July 1, 2022 to June 30, 2027, a total of 60 months, and Party A shall deliver the house to Party B for use on July 1, 2022.

2, At the expiration of the lease term, Party A has the right to recover the house, and Party B shall return it as scheduled. If Party B wants to continue to lease the house, it shall inform Party A in writing one month before the expiration of the lease term, and both parties shall sign a new lease contract with the consent of Party A.

ARTICLE 4 RENT, PAYMENT METHOD AND TIME LIMIT

1, Party A and Party B agree that the monthly rent of the house is RMB 150,000 (capitalized: one hundred and fifty thousand yuan); the monthly rent includes the property fee, water and electricity fee, office equipment and special VAT invoice taxes.

2, Party B shall pay Party A before the 10th of each month. If the payment is overdue for one day, Party B shall pay a liquidated damages of 0.5% of the unpaid rent in the month.

3, Party B pays the rent in the following way: the rent is prepaid, and the payment method: monthly payment, bank transfer or check.

Account designated by Party A

Bank of deposit of Party A: Shanghai Gubei Branch of China Everbright Bank Co., Ltd.

Account Name: Fanlunke Supply Chain Management (Shanghai) Co., Ltd.

Account number: [***]

ARTICLE 5 DEPOSIT AND OTHER EXPENSES

1, During the lease period, Party B shall bear the parking fees, network and other expenses incurred in the use of the house.

ARTICLE 6 REQUIREMENTS FOR HOUSE USE AND MAINTENANCE RESPONSIBILITIES

1, During the lease period, Party B shall reasonably use and take good care of the house and its ancillary facilities. In case of any damage or failure of the house and its ancillary facilities, Party B shall promptly notify Party A to repair them; Party A shall maintain the house and its ancillary facilities within 7 days after receiving Party B’s notice. If the repair is not carried out within the time limit, Party B may carry out the repair on behalf of Party A at the expense of Party A.

2, During the lease period, if the house and its auxiliary facilities are damaged or malfunctioned due to Party B’s improper or unreasonable use, Party B shall be responsible for the maintenance. If Party B refuses to repair, Party A may repair on behalf of Party B, and the cost shall be borne by Party B.

3, During the lease period, Party A shall guarantee the normal serviceable and safe condition of the house and its auxiliary facilities. In case that Party A conducts inspection and maintenance of the house, it shall notify Party B in advance of 7 days, and Party B shall cooperate in the inspection and maintenance. Party A shall reduce the impact on Party B’s use of the house.

4, In addition to the appendix of this contract, if Party B needs to decorate or add additional auxiliary facilities and equipment, it shall obtain the written consent of Party A in advance and if it is approved by the relevant department according to the regulations, it shall also be reported to the relevant department for approval according to the regulations before proceeding. Party B shall be responsible for the additional auxiliary facilities and equipment and their maintenance responsibilities.

5, The activities of Party B’s employees, agents, contractors, invitees, customers and visitors within the scope of the leased house and its overall property shall comply with relevant laws, regulations and Party A’s property management regulations. If the appellant causes personal and property losses to Party A or any third party due to violation of laws, regulations, Party A’s property management regulations and this contract, Party B shall be liable for compensation. If Party B fails to compensate or fails to compensate in time and in full, it shall be deemed as a breach of contract under this contract and shall be liable for breach of contract and maintenance.

6, During the lease period, without the written consent of Party A, Party B shall not install, transform or add water supply and drainage equipment, wires or install any other equipment or devices , so as to require additional wires and water pipes, or within the lease area (external doors, windows, walls, cabinets, public stairs, corridors, lobbies, bathrooms, etc.) post and issue advertisements and signs, place, stack and hang any objects, strictly store inflammable and explosive dangerous goods, and strictly prevent fire. Otherwise, Party A has the right to deal with these objects, unilaterally terminate the contract, and Party B shall be responsible for compensation and maintenance of the losses caused to Party A or the third party.

ARTICLE 7 STATE OF THE HOUSE AT THE TIME OF RETURN

1, In addition to Party A’s consent to Party B’s lease renewal, Party B shall return the house on the day after the expiration of the lease of this contract. In case of overdue return of the house without Party A’s consent, Party B shall pay Party A the occupancy and use fee of the house at double daily rent for each overdue day.

2, Party B shall return the leased house to Party A in good condition, and Party A and Party B shall jointly check the leased house and its supporting facilities to ensure the state of the house delivered by Party A to Party B (except normal loss). When returning the house, it shall be accepted by Party A, and each party shall settle its own expenses.

ARTICLE 8 SUBLEASE, TRANSFER AND EXCHANGE

1, During the lease period, Party B shall not sublease, transfer, sublet, lend, associate, share or exchange with others.

2, During the lease period, if Party B really needs to transfer the house to others for use, it must consult with Party A in advance and obtained Party A’s written consent, otherwise Party A has the right to take back the house immediately and terminate this contract.

ARTICLE 9 CHANGE, CANCELLATION AND TERMINATION OF THE CONTRACT

(1) Party A and Party B agree that in case of any of the following circumstances during the lease term, this contract shall be terminated and both parties shall not be liable for each other:

1, The land-use right within the occupied area of the house is recovered in advance according to law;

2, The house is expropriated according to law due to the social and public interests;

3, The house is listed in the scope of house demolition permit according to law due to the need of urban construction;

4, The house is damaged, lost or identified as a dangerous house;

(2) Both parties agree that if one party has any of the following circumstances, it shall be deemed as a breach of contract. The observant party may notify the breaching party in writing to terminate this contract. The breaching party shall bear the responsibility according to law, and the breaching party shall pay the other party 30% of the annual rent as liquidated damages. If the liquidated damages are not enough to make up for the other party’s losses, it shall make up for them.

1, Party B fails to or fails to pay Party A the initial rent, deposit or other initial expenses in full;

2, Party B fails to deliver the house on time due to Party A’s own reasons and fails to deliver the house within 1 month after Party B’s urging;

3, Party B causes damage to the main structure of the house;

4, Party B fails to pay the rent for more than half a month (including half a month);

5, Party B uses the house to store dangerous goods, carry out illegal criminal activities or operate projects that affect the surrounding environment and damage the public interest without permission;

6, Party B subleases, transfers, sublet, lends, associates, shares or exchanges with others without authorization;

ARTICLE 10 LIABILITY FOR BREACH OF CONTRACT

1, During the lease period, if Party A cancels this contract without authorization and takes back the house in advance, Party A shall pay Party B the annual 3-month rent as liquidated damages.

2, During the lease period, if Party B withdraws the lease without authorization in the middle of the lease period, it shall compensate Party A for all the rent losses (the standard rent amount of this contract) during the empty warehouse period. And pay Party A 3-month rent as liquidated damages.

3, If Party B delays the payment of the rent and other relevant fees as stipulated in the contract, for each day of delay, Party B shall pay a late payment fee to Party A at the rate of 0.05% of the total amount of the overdue monthly rent and other overdue fees per day.

4, If the contract is terminated due to Party B’s breach of contract, Party A shall not be liable for any compensation and compensation for the renovation, reconstruction, decoration and other investment.

ARTICLE 11 OTHER CLAUSES

1, During the lease term, Party A shall only be responsible for the property insurance of the house and buildings, while Party B shall be responsible for the insurance of its own equipment, property, storage goods and employees, including but not limited to property all risks insurance and liability insurance, etc. If Party A and Party B fail to purchase the above insurance, all compensation and liability arising therefrom shall be borne by the purchasing party.

2, During the lease period, the contract is terminated due to force majeure, including but not limited to the relocation of thousands of municipalities, state administrative intervention, demolition and construction of district and county governments and other reasons, which cause the leased house unable to continue to be used. Party A and Party B shall return the corresponding deposit in accordance with Clause 1 of Article 5 of this contract, and Party A shall not bear any liability and expenses for breach of contract.

3, For matters not covered by this contract, both parties can reach an agreement through consultation and conclude a supplementary agreement, which has the same effect as this contract.

4, When signing this contract, both parties shall clearly understand their respective responsibilities and rights, and are willing to strictly implement the contract. If one party violates the contract, the observant party has the right to claim for compensation or terminate the contract in accordance with the contract.

5, Any dispute arising from the performance of this contract by both parties shall be settled through consultation; if the negotiation fails, a lawsuit may be brought to the local people’s court where the lease is located according to law.

6, Party B promises not to engage in any business in violation of national laws and regulations, otherwise it will be deemed as breach of contract, and all losses caused shall be borne by Party B itself, which has nothing to do with Party A, if any loss is caused to Party A, Party B shall make compensation.

7, During the lease period, Party B shall be fully responsible for all matters (including personal safety) occurring in the house, which has nothing to do with Party A.

8, Opening hours of Party A’s air conditioner: 9:00 a.m. to 18:00 p.m. from Monday to Friday; Party A has the right to check the switch of the air conditioner before Party B leaves work.

9, After the expiration of the lease term, if the office furniture and auxiliary facilities provided by Party A are damaged artificially, Party A has the right to recover from Party B, and the right to deduct the loss from the rental deposit.

10, This contract is made in duplicate, with each party holding one copy. After being signed and sealed by Party A and Party B, this contract shall come into force on the date of signing and sealing by both parties.

Party A: Fanlunke Supply Chain Management (Shanghai) Co., Ltd.

Party B: NiSun Agricultural Group Co., Ltd.

Signing date: July 1, 2022

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